Exhibit 10.47
PRIVATE AND CONFIDENTIAL
DATED APRIL 4, 2005
     (1) DOLLAR FINANCIAL UK LIMITED
     (2) PAUL MILDENSTEIN
SERVICE AGREEMENT
Freeth Cartwright LLP
Cumberland Court
80 Mount Street
Nottingham
NG1 6HH
DX: 10039 NOTTINGHAM
Telephone: 0115 936 9369
Fax: 0115 859 9617

CONTENTS

1. DEFINITIONS AND INTERPRETATION	3
2. APPOINTMENT, TERM AND NOTICE	5
3. DUTIES	6
4. PLACE OF WORK	7
5. HOURS OF WORK	7
6. SALARY	7
7. BONUS AND EQUITY	8
8. PENSION AND OTHER BENEFITS	8
9. EXPENSES	9
10. MOTOR CAR	9
11. HOLIDAYS	9
12. ABSENCE FROM WORK	10
13. OBLIGATIONS DURING EMPLOYMENT	11
14. TERMINATION OF EMPLOYMENT	13
15. SALE OR RECONSTRUCTION OF THE COMPANY	14
16. RESTRICTIONS ON THE EXECUTIVE AFTER TERMINATION OF EMPLOYMENT	14
17. REDUCTION OF LENGTH OF POST TERMINATION RESTRICTIONS	18
18. COMPANY PROPERTY	18
19. INTELLECTUAL PROPERTY	18
20. DISCIPLINARY AND GRIEVANCE PROCEDURES AND SUSPENSION	19
21. DEDUCTIONS	19
22. DATA PROTECTION	19
23. NOTICES	20
24. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	20
25. WARRANTY	20
26. COLLECTIVE AGREEMENTS	20
27. LAW AND JURISDICTION	21

THIS SERVICE AGREEMENT is made on April 4, 2005
BETWEEN

(1) the Company	Dollar Financial UK Ltd

Castlebridge Office Village, Kirtley Drive, Castle

Marina, Nottingham, NG7 2LD.

(2) the Executive	Paul Mildenstein

2 Redhouse Farm Barn, Beausale, Warwickshire CV35 7NZ. and includes the Particulars of Terms of Employment required by the Employment Rights Act 1996 (as amended).
OPERATIVE PROVISIONS:
1. DEFINITIONS AND INTERPRETATION
1.1.	In this Agreement the following words and expressions have the following meanings:

Confidential Information	shall include, but not be limited to, the following (whether recorded in writing, on computer disk or in any other manner) trade secrets; customer data, including but not limited to, any such information disclosing the names and addresses of customers and suppliers of the Company and/or any Group Company, the person at such contact or supplier to contact, the requirements of such customer or supplier, discounts offered by the Company and/or any Group Company; investment and pricing policies; product performance data; marketing information; technical designs or specifications of the

Company’s products; business plans or dealings relating to the current or future activities of the Company and/or any Group Company, including the timing of all or any such matters; know-how; computer passwords; product lines; research activities and results; internal management accounts, any document marked “confidential” or any information which the Executive has been told is confidential or which the Executive might reasonably expect the Company and/or any Group Company would regard as confidential or which by its very nature is confidential to the Company, or any information which has been given to the Company and/or any Group Company in confidence by customers, suppliers or other persons, and whether or not recorded in documentary form, computer disk or tape, which the Executive shall acquire at any time during the Executive’s employment but which does not form part of the Executive’s own stock in trade provided that it shall not include any information or knowledge which is already in the public domain or may subsequently come into the public domain after the Termination Date other than by way of unauthorised disclosure by the Executive;

Group	the Company and any Group Company;

Group Company	means:

1. a holding company of the Company as defined by s736 of the Companies Act

1985;

2. a subsidiary as defined by s736 of the Companies Act 1985 of the Company, or of its holding company;

3. a company over which the Company has control within the meaning of s840 of the Income and Corporation Taxes Act 1988; or

4. a subsidiary undertaking of the Company as defined by s258 of the Companies Act 1985.

Material Interest	the holding of any position as director, officer, employee, consultant, partner, principal or agent;

Termination Date	the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination.
1.2.	Unless the context otherwise requires words denoting the singular shall include the plural and vice versa and reference to any gender shall include all other genders.

1.3.	References to the word “include” or “including” are to be construed without limitation.

1.4.	References in this Agreement to statutory provisions include all modifications and re-enactments of them and all subordinate legislation under them.

1.5.	Headings in this Agreement are inserted for convenience only and shall not affect its construction.
2. APPOINTMENT, TERM AND NOTICE
2.1.	The Company will employ the Executive and the Executive will serve the Company as its Managing Director.

2.2.	The Executive’s appointment shall commence on July 1, 2005 or sooner and shall continue (subject to earlier termination as provided in this Agreement) by either party giving to the other six calendar months’ written notice.

2.3.	The Executive agrees that at its absolute discretion the Company may terminate the Executive’s employment under this Agreement with immediate effect by paying the Executive in lieu of his notice period or in lieu of the remainder of his notice period if at the Company’s request the Executive has worked during part of the notice period. For this purpose, the Executive agrees that the payment in lieu of notice will be his basic monthly salary and the value of contractual benefits and allowances for his notice period, after deducting Income Tax and National Insurance contributions, and specifically excluding from such calculation any, fee, bonus or commission referable to his employment whether payable under this Agreement or otherwise in respect of that period.

2.4.	The Executive’s continuous employment with the Company for the purposes of the Employment Rights Act 1996 (as amended) will commence on of before July 1, 2005. No employment with a previous employer counts as part of the Executive’s period of continuous employment.
3. DUTIES
3.1.	The Executive will carry out the duties and functions, exercise the powers and comply with the instructions assigned or given to the Executive from time to time by Jeff Weiss, Chairman and Chief Executive Officer or Don Gayhardt, President. Except when prevented by illness, accident or holiday the Executive will devote his time, attention and skill to the affairs of the Company and/or any Group Company and where appropriate do his best to promote its interests provided that the Company may at any time for any reason require the Executive to cease performing and exercising all or any of the Executive’s duties, functions or powers.

3.2.	The Executive will at all times keep Jeff Weiss, Chairman and Chief Executive Officer or Don Gayhardt, President promptly and fully informed (in writing if so requested) of the conduct of the business or affairs of the Company and/or any

Group Company and provide such explanations and assistance as Jeff Weiss, Chief Executive Officer or Don Gayhardt, President may require in connection with such business or affairs and the Executive’s employment under this Agreement.

3.3.	The Executive will not without the prior consent of Jeff Weiss, Chairman and Chief Executive or Don Gayhardt, President accept or take up any other employment nor will he accept any form of paid or unpaid consultative or other work whilst employed by the Company (or any Group Company). Existing commitments need to be disclosed prior to the signing of this agreement to be included and consent for future commitments will be at the discretion of Jeff Weiss, Chairman and Chief Executive.
4. PLACE OF WORK
4.1.	The Executive will perform the Executive’s duties at Castlebridge Office Village, Kirtley Drive, Castle Marina, Nottingham, NG7 2LD or such other place of business of the Company inside or outside of the United Kingdom as the Company may require.

4.2.	In the performance of the Executive’s duties, the Executive may be required to travel both throughout and outside the United Kingdom.
5. HOURS OF WORK
5.1.	The Company’s normal office hours are from 9:00 am to 5:30 pm Monday to Friday but the Executive will work such hours as are needed for the proper performance of his duties including hours outside the Company’s normal office hours without additional remuneration in order to meet the requirements of the business.
6. SALARY
6.1.	The Executive’s basic annual salary is £150,000 which will accrue from day to day and be payable monthly in arrears by BACS on the last business day of each month or the nearest working day before that.

6.2.	The Executive’s salary will be subject to review annually by the Company in its absolute discretion.
7. BONUS AND EQUITY
7.1.	The Executive may while employed by the Company be entitled to an equity incentive and to be paid a bonus of such amount and on such terms as may be agreed between the Company and the Executive and to be set out in a separate agreement between the Company and the Executive.

7.2.	The Company reserves the right in its absolute discretion to vary the terms of and/or the measurement criteria of bonus payable under this Agreement.
8. PENSION AND OTHER BENEFITS
8.1.	The Executive will be entitled to participate in the Company’s pension scheme subject to and upon the rules of the pension scheme from time to time in effect. A copy of the rules of the pension scheme can be obtained from the Company on request.

8.2.	The Company will contribute in equal monthly instalments an amount equal to 5% of the Executive’s basic salary (or, if less, the maximum amount permitted by the Inland Revenue) during each year of his employment under this Agreement to the pension scheme referred to in Clause 8.1; PROVIDED THAT, as a condition of making such contribution, the Company may require the Executive to contribute 5% of his basic salary to such pension scheme.

8.3.	There is no contracting out certificate in force in respect of the Executive’s employment under the provisions of the Pension Schemes Act 1993.

8.4.	During the Executive’s employment the Company will provide the Executive at the Company’s expense with Death in Service Benefit at the rate of 4 times basic salary under the Company’s scheme subject to and upon the rules of the scheme from time to time in force and to the Executive being eligible to participate in or benefit from the scheme.

8.5.	During the Executive’s employment the Company will provide the Executive and his immediate family at the Company’s expense with cover under the Company’s

Private Healthcare Scheme subject to and upon the rules of the said scheme from time to time in force and to the Executive (and where appropriate the Executive’s family) being eligible to participate in or benefit from the scheme.

8.6.	In respect of the benefits provided to the Executive under this Clause 8 the Company reserves the right to terminate or substitute other schemes for them or amend the scale or level of benefits.
9. EXPENSES
The Company will reimburse to the Executive all business expenses reasonably and properly incurred in the performance of the Executive’s duties under this Agreement on hotel, traveling, entertainment and other similar items provided that the Executive produces to the Company all appropriate receipts or other satisfactory evidence of expenditure.
10. MOTOR CAR
10.1.	The Company shall provide the Executive with a car allowance in the sum of £15,000 per annum, to be paid on a monthly schedule.
11. HOLIDAYS
11.1.	In this clause “holiday year” means the period from January 1st to December 31’s in each year.

11.2.	In addition to statutory bank and public holidays the Executive will be entitled to 25 working days’ paid holiday in each holiday year.

11.3.	All holidays are to be taken at such times as may be approved by Jeff Weiss, Chairman and Chief Executive Officer or Don Gayhardt, President with two weeks notice.

11.4.	The Executive may not carry holiday forward to the following holiday year without express permission of Jeff Weiss or Don Gayhardt.

11.5.	The Executive will not be entitled to any pay in lieu of holiday except when employment terminates and the Executive has not taken his accrued entitlement as at the Termination Date. On termination, the Executive’s holiday entitlement will be calculated pro-rata.
11.6.	Where the Executive has taken more or less than his holiday entitlement in the holiday year in which the employment terminates, a proportionate adjustment will be made by way of addition to or deduction from as appropriate the Executive’s final gross salary calculated on a pro-rate basis. A day’s pay for the purposes of this Clause 11 will be 1/260 of the Executive’s annual basic salary.
12. ABSENCE FROM WORK
12.1.	If the Executive is absent from work due to illness injury or other incapacity the Executive must notify the Company as soon as possible on the first day of absence that the Executive will be unable to attend. The Executive must then keep the Company informed on a regular basis of his progress and when he expects to return to work.

12.2.	If the Executive is absent from work for between three to seven days (including weekends), the Executive is required to complete a self-certification form stating the dates and reason for absence including details of illness, injury or incapacity on non working days as this information is required by the Company to calculate Statutory Sick Pay (“SSP”) entitlement.

12.3.	If the Executive is absent from work due to illness or inquiry which continues for seven or more consecutive days (including weekends) the Executive must provide the Company with a medical certificate and give or send it immediately to the Company. If absence is prolonged the Executive should continue to submit regular medical certificates, on a weekly basis, to cover the entire period of his absence and to keep the Company informed generally as to the Executive’s condition and the likely date of return to work.

12.4.	“Qualifying days” for SSP purposes are Monday to Friday inclusive. The first three qualifying days are waiting days for which no SSP is payable.

12.5.	Failure to comply with the above procedures may disqualify the Executive from receiving SSP.

12.6.	The Company will be entitled, at its expense, to require the Executive to be examined by an independent medical practitioner of the Company’s choice at any time and the Executive agrees that the Doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.
13. OBLIGATIONS DURING EMPLOYMENT
13.1.	During employment by the Company the Executive shall:
13.1.1.	abide by any relevant Company policy, rule or procedure which may be in force from time to time;

13.1.2.	not without the Company’s prior written consent hold any Material Interest in any person, firm, company, business or organisation which:
13.1.2.1.	is in direct competition with the Company or the Group in cheque cashing or pay day cash advances;

13.1.2.2.	impairs or might reasonably be thought by the Company or the Group to impair the Executive’s ability to act at all times in the best interests of the Company; or

13.1.2.3.	requires the Executive to disclose Confidential Information in order properly to discharge his duties to or further his interest in such person, firm, company, organisation or business;
13.1.3.	not divulge Confidential Information or obtain or seek to obtain any direct or indirect financial advantage from the disclosure of such information provided that this obligation not to divulge Confidential Information does not apply to disclosures made with the prior consent of the Company and/or the Group or required by a Court Order;

13.1.4.	not directly or indirectly receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of the Company and/or the Group any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by the Company’s or Group’s rules or guidelines from time to time and if the Executive or any person, firm, company, organisation or business in which the Executive holds any Material Interest shall obtain any such discount, rebate, commission or inducement the Executive shall immediately account to the Company and/or the Group for the amount the Executive or they receive;

13.1.5.	not introduce to any person, firm or company any business of any kind with which the Company or any Group Company for which the Executive has performed services under this Agreement is able to deal and not have any financial interest in, or derive any financial benefit from, contracts or transactions entered into by the Company or any other Group Company for which the Executive performed services under this Agreement with any third party, without first disclosing such Interest or benefit to the Jeff Weiss or Don Gayhardt and obtaining their approval;

13.1.6.	not make any notes or memoranda relating to any matter within the scope of the business dealings or affairs of the Company or any Group Company otherwise than for the benefit of the Company or the Group or without the prior consent of Jeff Weiss or Don Gayhardt, remove from the Company premises or copy or allow others to copy the contents of any document, disk, tape or other tangible items which contains any Confidential Information or which belongs to the Company or the Group;

13.1.7.	if so requested by the Company delete all Confidential Information from any computer disks, tapes or other reusable material in the Executive’s possession or under the Executive’s control and destroy all other documents and tangible items in the Executive’s possession or under the Executive’s control which contain or refer to any Confidential Information;
13.2.	The provisions of this Clause 13 are subject to the Public Interest Disclosure Act 1998 and the Executive’s rights under that Act are unaffected.

14. TERMINATION OF EMPLOYMENT
14.1.	The Company may terminate the Executive’s employment immediately by notice in writing without any entitlement to notice or payment in lieu of notice (under Clause 2.3), any compensation, damages or remuneration for subsequent periods payable by virtue of common law or any statute if the Executive:
14.1.1.	commits, repeats or continues (after written warning) any serious breach of this Agreement;

14.1.2.	is guilty of gross misconduct as defined in the Company’s disciplinary procedure)

14.1.3.	commits any act of dishonesty relating to the Company or any Group Company;

14.1.4.	is convicted of any criminal offence (other than an offence which does not in the opinion of the Board affect the Executive’s employment under road traffic legislation in the United Kingdom or elsewhere for which the Executive is not sentenced to any term of imprisonment, whether immediate or suspended);

14.1.5.	becomes bankrupt or enters into or makes any arrangement or composition with or for the benefit of his creditor generally.
14.2.	This Agreement shall automatically terminate on the Executive reaching age 65 (the “Retirement Date”) unless the Company and the Executive agree at any time prior to the Retirement Date that the Agreement should continue after the Retirement Date.

14.3.	Where either party gives notice to terminate this Agreement under Clause 2.2 or if the Executive resigns without notice and the Company does not accept the resignation the Company may in its absolute discretion for all or part of the notice period under Clause 2.2 exclude the Executive from its premises; and/or require the Executive to resign carry out specified duties for the Company other than those referred to in Clause 3 or to carry out no duties; and/or instruct the Executive not to communicate with suppliers, customers, employees, agents or representatives of the Company or any Group Company until the employment has terminated. During the notice period the Executive will be entitled to be paid salary and all other contractual benefits in accordance with this Agreement.

14.4.	On commencement of any period of exclusion pursuant to Clause 14.3 the Executive will deliver up to the Company in accordance with Clause 18 all property belonging to the Company or any Group Company.
15. SALE OR RECONSTRUCTION OF THE COMPANY
The Executive will have no claim against the Company or any Group Company in respect of the termination of his employment under this Agreement in connection with the sale of the whole or a substantial part of the business or undertaking of the Company or on or in connection with the sale by the Company of any Group Company or on or by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction (whether or not by reason of insolvency) if Executive is offered employment on no less favourable terms than those contained in this Agreement (apart from the identity of the employer) with any person, firm or company as a result of such sale or of such amalgamation or reconstruction.
16. RESTRICTIONS ON THE EXECUTIVE AFTER TERMINATION OF EMPLOYMENT
16.1.	Definitions

In this Clause 16 the following words and expressions have the following meanings:

Businesses	The business of cheque cashing and pay day cash advances

Critical Person	any person who was an employee, director or consultant employed or engaged by the Company or any Group Company at any time within the Relevant Period and with whom the Executive had direct or indirect contact or frequent dealings with or was responsible for and who by reason of such employment or engagement and in particular his seniority and the expertise or knowledge of trade secrets or Confidential Information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit the business in or proposing to be in competition with the Company or any Group Company;

Relevant Customer	any person, firm or company who or which at any time during the Relevant Period is or was negotiating with, a client of customer of, or in the habit of dealing with, the Company or any Group Company for the sale or supply of Relevant Products or Services, and with whom the Executive had personal contact or dealings on behalf of the Businesses or of which the Executive had personal knowledge during the Relevant Period in the course of the Executive’s employment under this Agreement;

Relevant Period	the period of one year immediately before the Termination Date;

Relevant Products or

Services	Cheque cashing and pay day cash advances

Restricted Territory	Within the United Kingdom.
16.2.	Reasonableness of Restrictions

The Executive acknowledges that in the ordinary course of his employment the Executive will be exposed to Confidential Information arid the Company’s and Group’s, customers, suppliers and employees for the purposes of the Businesses. The Executive acknowledges that such Confidential Information and contact with customers, suppliers and employees may not be readily available to others engaged in a business similar to that of the Company or any Group Company or to the general public and that a disclosure of Confidential Information and or contact with customers, suppliers and/or employees as set out in Clause 16.5 will be liable to cause significant harm to the Company or any Group Company. The Executive agrees that the provisions of this Clause 16 are necessary and reasonable to protect the legitimate interests of the Company and the Group and its/their customers.

16.3.	Confidential Information

After the termination of employment for whatever reason the Executive will not at any time and in any manner use or divulge or communicate to any person, firm, company or other organisation any Confidential Information except if such disclosure is with the prior written consent of the Company or required by a Court Order.

16.4.	Non Competition
16.4.1.	The Executive agrees that he will not, without the prior consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, executive, employee, agent, consultant, independent contractor, partner or otherwise for a period of 12 months from the Termination Date:
16.4.1.1.	be engaged, concerned or interested in, or provide technical, commercial, or professional advice to, any other business which supplies cheque cashing and pay day cash advances in competition with the Company or any Group Company in the UK
16.5.	Non-Solicitation/Dealing/Poaching/Interference
16.5.1.	The Executive agrees that he will not, without the prior consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, executive, employee, agent, consultant, independent contractor, partner or otherwise:
16.5.1.1.	for a period of 12 months from the Termination Date so as to compete with the Businesses, canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so;

16.5.1.2.	for a period of 12 months from the Termination Date in connection with any business in or proposing to be in competition with the Company, solicit, induce or entice away from the Company, employ. seek to employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person, whether or not such a person would commit any breach of his/his contract of employment or engagement by leaving the service of the Company;

16.5.1.3.	for a period of 12 months from the Termination Date interfere with the continuance of supplies to the Company from any suppliers who have been supplying materials or services to the Company at any time during the Relevant Period and with whom the Executive has had personal contact.
16.6.	Notwithstanding Clause 16.7 each covenant contained in Clauses 16 shall be construed as a separate covenant and, if one or more of the covenants is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants shall continue to bind the Executive.

16.7.	Whilst the covenants in Clause 16 are considered by the parties to be reasonable in all the circumstances as at the date of this Agreement the Company may by notice in writing at any time to the Executive reduce in whole or in part the extent or duration of the restrictions in them in such manner and to such extent as the Company in its absolute discretion determines and the Executive then agrees to be bound by such additional covenants in the form reduced and the validity of any other covenant and provision contained in this Agreement shall not be affected.

16.8.	If the Executive applies for or is offered new employment, or a new engagement, before entering into any related contract the Executive will bring the terms of this Agreement to the attention of the third party proposing, directly or indirectly, to appoint or engage the Executive.

16.9.	Clause 16 of this Agreement shall apply as though references to “Group Company” were substituted for existing references to the “Company.” The Executive’s obligations pursuant to such clause will with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or enforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Group Company.
17.	REDUCTION OF LENGTH OF POST TERMINATION RESTRICTIONS

The parties agree that the periods referred to in Clauses 16.4 and 16.5 will be reduced by one day for every day during which pursuant to Clause 14.3 the Executive is excluded from the Company’s premises and/or required not to undertake the Executive’s normal duties.

18.	COMPANY PROPERTY

On request and in any event of the termination of his employment, the Executive will immediately return to the Company all originals and copies of all documents, computer disks and tapes and other tangible items in the Executive’s possession or under the Executive’s control which belong to the Company or the Group and/or which contain or refer to any Confidential Information or which in any other way relate or belong to the Company or the Group.

19.	INTELLECTUAL PROPERTY

All present and future copyright, know-how, rights to prevent unauthorised extraction and other intellectual property rights in any product or work developed or partly developed by the Executive during the course of the employment with the Company shall remain the sole and exclusive property of the Company and this Agreement does not purport to grant, assign or transfer any rights in such products or works to the Executive.

20.	DISCIPLINARY AND GRIEVANCE PROCEDURES AND SUSPENSION
20.1.	The Company has a disciplinary procedure a copy of which is available on request from the Company. The disciplinary procedure is not incorporated by reference to this Agreement and does not form part of it.

20.2.	If the Executive has a grievance in relation to the employment or is dissatisfied with a disciplinary decision against the Executive, the Executive may apply in writing to Jeff Weiss, Chairman and Chief Executive Officer. This right to raise a grievance does not form part of the Executive’s contract of employment.

20.3.	The Company is entitled (without prejudice to its rights consequently to terminate this Agreement on the same or any other ground) to suspend the Executive on full pay including bonuses, equity and allowances for so long as may be reasonably necessary to carry out any investigation, including, but not limited to, any investigation under the disciplinary procedure and hold a disciplinary hearing and may require the Executive during such period: not to enter any premises of the Company or any Group Company and to abstain from contacting any customers, suppliers or employees of the Company or any Group Company provided that the Executive shall not be employed by or provide services to any third party during the period for which he is suspended.
21.	DEDUCTIONS

The Executive authorises the Company to deduct from his remuneration (including salary, pay in lieu of notice, commission, bonus, and holiday pay) at any time during the employment or in any event on termination of employment any monies owed by the Executive to the Company or any Group Company.

22.	DATA PROTECTION
22.1.	The Executive gives the Company permission to collect, retain and process information about him, including but not limited to details of his date of birth, sex and ethnic origin. The Company warrants that this information will only be used in order that the Company can monitor its compliance with the law and best practice in terms of equal opportunities and non-discrimination.

22.2.	Should the Executive’s personal circumstances change such as to render out the date the information held by the Company, he should notify the Company immediately.
23.	NOTICES
23.1.	Any notice given under this Agreement shall be in writing and shall be served on the party (in the case of the Executive) at the above address or any other address notified by the Executive to the Company or (in the case of the Company) at its registered office.

23.2.	Any notice shall be taken to have been received on the date and time of its actual receipt.
24.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Notwithstanding any other provision of this Agreement, save in relation to Group Companies, for the purposes of the Contracts (Rights of Third Parties) Act 1999, this Agreement is not intended to, and does not, give any person who is not a party to it any right to enforce any of its provisions.

25.	WARRANTY

The Executive warrants to the Company that by virtue of entering into this Agreement the Executive will not be in breach of any express or implied terms of any contract with or any obligation to any third party binding upon the Executive.

26.	COLLECTIVE AGREEMENTS

There are no collective agreements in place which affect the Executive’s employment with the Company.

27.	LAW AND JURISDICTION

The Agreement will be governed by and interpreted in accordance with English law and the parties irrevocably agree to submit to the jurisdiction of the English courts over any claim or matter or to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings may be brought in such courts.

EXECUTION AND DELIVERY
This document is executed as a deed and delivered on the date set out at the beginning of this Agreement.
SIGNED as a DEED by
Dollar Financial UK Limited
acting by two Directors
or a Director and Secretary:

Jeffrey Weiss, Chairman and CEO / Date

Donald Gayhardt, President / Date

Paul Mildenstein / Date
SIGNED as a DEED by
Paul Mildenstein
in the presence of:
Witness Signature:
Name:
Address: